EXHIBIT 3.103
ARTICLES OF INCORPORATION
OF
PINES TREATMENT CENTER, INC.
I.
     The name of the corporation is Pines Treatment Center, Inc.
II.
     The Corporation shall have authority to issue 5,000 shares.
III.
     The initial registered agent shall be Douglas A. Britton, Esq., a member of the Virginia State bar and a resident of the Commonwealth of Virginia whose business address is 870 World Trade Center, City of Norfolk, Virginia 23510, and is the same as the address of the initial registered office.

Date: 6/30/88	/s/ Louis J. Rogers
Louis J. Rogers
Incorporator

ARTICLES OF AMENDMENT
OF ARTICLES OF INCORPORATION
OF PINES TREATMENT CENTER, INC.
I.
     The name of the Corporation is Pines Treatment Center, Inc.
II.
     Article I of the Articles of Incorporation shall be amended to state in its entirety as follows:
“The name of the corporation is The Pines Residential Treatment Center, Inc.”
III.
     The Amendment to the Articles of Incorporation as set forth in Article II hereof was adopted by Written Consent of the Sole Shareholder of the Pines Treatment Center, Inc., effective as of September 18, 1990.

PINES TREATMENT CENTER, INC.
By:	/s/ Thea M. Medvetz
Thea M. Medvetz, Esq.
Assistant Secretary